UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                      July 28, 2005

IMAGEWARE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	001-15757	33-0224167
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10883 Thornmint Road San Diego, CA		92127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code              (858) 673-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1                               Registrant’s Business and Operations

ITEM 1.01.                                    Entry into a Material Definitive Agreement.

On July 28, 2005, we entered into and closed a Securities Purchase Agreement with the following purchasers as more fully described in Item 3.02 below, incorporated by reference:

Lagunitas Partners LP

Gruber & McBaine International

J. Patterson McBaine

Jon D. and Linda W. Gruber Trust

Pursuant to Stock Purchase Agreement, we agreed to prepare and file with the Securities and Exchange Commission registration statements covering the resale by the purchasers of the common stock issued to the purchasers, and the common stock to be issued to the purchasers upon exercise of the warrants.  We are required to cause such registration statement to become effective within no more than 120 days following closing.

The purchasers are beneficial owners, directly and indirectly, of more than 10% of our common stock.

Item 3  Securities and Trading Markets

Item 3.01  Unregistered Sales of Equity Securities

On July 28, 2005, we entered into and closed a Securities Purchase Agreement for the sale of 193,798 units to 4 accredited investors, each unit consisting of one share of common stock and a warrant to purchase 0.38 shares of common stock.  The offer and sale of common stock was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).  We are relying upon Rule 506 of Regulation D to determine an exemption from registration.

The offer did not involve a public offering or general solicitation. The purchasers paid $2.58 per unit.  The warrants have a five-year term and exercise price of $3.45 per share.  At closing, we issued an aggregate of 193,798 new shares of common stock plus warrants to purchase up to 73,642 shares of common stock.  In connection with these transactions, we are required to issue to the finder a warrant to purchase an additional 14,534 shares of common stock and pay a finder’s fee of approximately $37,500 in cash.

The foregoing sale was a part of a private offering that has raised approximately $3.6 million, and after payment of expenses, we received total net proceeds of approximately $3.3 million.  The offering has been closed as of the closing of the sale reported herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.,
a California corporation

Date: July 28, 2005	By:	/s/ Wayne G. Wetherell
Wayne G. Wetherell
Chief Financial Officer